CFNB FIRST QUARTER 2018 EARNINGS UP 17% DESPITE DECLINE IN ASSETS

IRVINE, CALIFORNIA, October 24, 2017 -- California First National Bancorp (NASDAQ: CFNB; “CalFirst Bancorp” or the “Company”) net earnings of $2.3 million for the first quarter ended September 30, 2017 are up 17.2% from $1.96 million earned during the first quarter of fiscal 2017.  Diluted earnings per share for the first quarter of fiscal 2018 of $0.22 are up 17.1% from $0.19 per share for the prior year first quarter.

As previously reported, over the past eight months, the Company’s bank subsidiary (“CalFirst Bank”) was restricted from participating in new syndicated commercial loans, and directed to reduce its concentration of leveraged loans. As a result, CalFirst Bank has originated no commercial loans since January 2017 and has experienced a high volume of loan payoffs such that its commercial loan portfolio has declined by 28% during the 2018 first quarter to $219.5 million from $306 million at June 30, 2017.

During the past nine months, management has taken steps to refocus efforts on its traditional lease business and to reduce its funding and other expenses. While management believes some prohibitions on loan activities may be lifted during the next quarter, it currently does not believe the costs associated with the inconsistent regulatory burden imposed on the commercial loan business will support an initiative to return to the strategy that was instrumental to the Company’s growth over the past few years.    Management projects CalFirst Bank’s loan portfolio will continue to decline in fiscal 2018 without being timely replaced by alternative earning assets, leaving CalFirst Bank, Tier 1 capital at September 30, 2017 of 25.4%, significantly overcapitalized.

2018 First Quarter Highlights

  First quarter net interest income after provision for credit losses increased 9.6% to $5.5 million as a $1.0 million decline in total interest income was offset by a $692,000 decline in interest expense and the benefit of a $500,000 release of reserves from the allowance for credit losses.
  The credit quality of the lease and loan portfolio continues to be strong. Non-performing assets were below .01% of total assets at September 30, 2017.
  Total assets at September 30, 2017 were down 12% to $629.5 million from $715.6 million at June 30, 2017, while total deposits at September 30, 2017 of $377.9 million declined 19.4%% from June 30, 2017, as steps to balance loans payoffs with deposit runoff were effective at reducing excess liquidity.
  Net interest margin improved by 58 basis points from the first quarter of fiscal 2017 and over 50 basis points from the fourth quarter ended June 30, 2017.
  Capital of $198.8 million on the reduced asset base pushed the Company’s Tier 1 common equity ratio up to 37.1%.

Selected Interest-Earning Asset and Interest-Bearing Liability Data

	Quarter Ended		Quarter Ended
	September 30, 2017		September 30, 2016
(dollars in thousands)	Average	Yield/	Average	Yield/
	Balance	Rate	Balance	Rate
Interest-earning assets
Interest-earning deposits	$73,045	1.25%	$113,406	0.53%
Investment securities	101,529	2.21%	97,113	2.10%
Commercial loans	281,432	3.92%	405,694	3.73%
Net investment in leases	184,385	5.82%	223,493	5.00%
Total interest-earning assets	$640,391	3.89%	$839,706	3.45%
Interest-bearing liabilities
Deposits	$417,162	1.08%	$631,323	1.20%
Borrowings	40,000	1.17%	40,000	0.43%
Total interest-bearing liabilities	$457,162	1.09%	$671,323	1.15%

Net interest spread (1)		2.80%		2.30%
Net interest margin (2)		3.11%		2.53%

1)  Net interest spread is equal to the difference between average yield on interest earning assets and average rate paid on interest-bearing liabilities.

2)  Net interest margin represents net finance income as a percent of average interest earnings assets.

  Net Interest Income

  Total interest income for the first quarter ended September 30, 2017 declined 14% to $6.2 million from $7.2 million for the first quarter of fiscal 2017. This decrease included a $1.0 million, or 27%, decrease in commercial loan income and $112,900 decrease in finance income, offset by a $128,100 increase in investment income.

    The decline in commercial loan income reflected a 31% decrease in average loan balances to $281.4 million from $405.7 million for the same period of the prior year, while the average yield increased 19 basis points to 3.92%.
    The decrease in finance income was due to a 17.5% decrease in average lease balances to $184.4 million that offset an 82 basis point improvement in the average yield. The improved lease yield included the benefit of an early lease termination that accelerated finance income and boosted the quarterly yield, but even without that lease yield was up 28 basis points (annualized).
    For the first quarter of fiscal 2018, investment income increased 19% despite a 17% decline in average cash and investment balances due to a 72 basis point improvement in yields earned on Fed Funds and a 5% increase in higher yielding investment balances.

  During the first quarter of fiscal 2018, interest expense paid decreased 36% to $1.2 million from $1.9 million for the first quarter of the prior year, primarily due to a 34% decrease in the average balance of deposits to $417.2 million from $631.3 million and a 12 basis point decrease in average rate paid to 1.08%. The decreased interest cost was offset in part by a 74 basis point increase in average rate paid on FHLB borrowings that were maintained at $40 million during the first quarter of both fiscal years.

  The Company released reserves of $500,000 from the allowance for credit losses during the first quarter of fiscal 2018, which compared to a $300,000 provision made during the quarter ended September 30, 2016. The first quarter 2018 release of reserves recognizes the 28% decline in the loan portfolio since June 30, 2017 while the overall credit profile of the portfolios remained stable.  At September 30, 2017 the Company's allowance for credit losses of $6.6 million, 1.6% of total leases and loans, compared to 1.42% at June 30, 2017. As a result of the foregoing, net interest income after provision for credit losses increased 9.6% to $5.5 million from $5.0 million for the first quarter of the prior year.

  Non-Interest Income

  Total non-interest income for the first quarter of fiscal 2018 increased by 3.9% to $950,000 from $915,000 in the first quarter of the prior year. The change included a slight decrease in income from end of term transactions that was offset by $153,600 in gains realized on the sale of loans.

  Non-Interest Expenses

  The Company’s non-interest expenses of $2.6 million reported for the quarter ended September 30, 2017 declined by $111,000 or 4.1% from $2.7 million in the first quarter of fiscal 2017.  The decrease included more than $250,000 in reductions in compensation and other direct expenses that were offset by lower deferred SG&A during the period.

  Lease and Loan Business

  First quarter 2018 lease bookings of $24.5 million were 20% below $30.5 million booked in the first quarter of fiscal 2017. With no commercial loans booked, total bookings were down substantially from the year before when $51.5 million of commercial loans were booked.

  The total lease and loan portfolio at September 30, 2017 of $404.5 million is down 18.6% from June 30, 2017 and 38.0% from $652.4 million at December 31, 2016.  The decline is primarily due to restrictions on commercial loans that reduced the portfolio by 28% to $219.5 million, while the net investment in lease fell by only 3% to $185 million.

  First quarter 2018 lease originations were down significantly, however, the estimated backlog of approved lease commitments of $57 million at September 30, 2017 is unchanged from June 30, 2017.  Transactions in process at September 30, 2017 of $24.9 million were up 46% from June 30, 2017, but 14% lower than at September 30, 2016.

  Investment Securities

  Investment securities of $105.9 million at September 30, 2017 are up 6% from $99.8 million at June 30, 2017, and 8.5% from $97.6 million at September 30, 2016.  The change since June 30, 2017 includes an additional $6.8 million investment in equity securities and an increase in unrealized gains in the value of the securities of $680,000, offset by pay downs of $1.4 million.

  California First National Bancorp is a bank holding company with lending and bank operations based in Orange County, California. California First National Bank (“CalFIrst Bank”) is an FDIC-insured national bank that gathers deposits using telephone, the Internet, and direct mail from a centralized location, and provides lease financing and commercial loans to businesses and organizations nationwide.

    This release contains forward-looking statements which involve management assumptions, risks and uncertainties.  The statements in this release that are not strictly historical in nature constitute “forward-looking statements.”  Such statements include, but are not limited to, beliefs regarding the potential lifting of the regulatory prohibitions on commercial loan activities and the estimated timing of relief from such prohibitions; beliefs that the costs and regulatory burden imposed on the commercial loan business do not support an initiative to return to the strategy that had been so fundamental to the Company’s growth over the past few years; projections regarding CalFirst Bank’s loan portfolio in fiscal 2018; and beliefs that CalFirst Bank’s loan portfolio will not be timely replaced by alternative earning assets. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause actual results to be different from the results expressed or implied by such forward-looking statements.  Consequently, if such management assumptions prove to be incorrect or such risks or uncertainties materialize, the Company’s actual results could differ materially from the results forecast in the forward-looking statements.  All forward-looking statements are qualified in their entirety by this cautionary statement, and the Company undertakes no obligation to revise or update this release to reflect events or circumstances arising after the date hereof.  For further discussion regarding management assumptions, risks and uncertainties, readers should refer to the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2017.

    CALIFORNIA FIRST NATIONAL BANCORP

    Consolidated Statements of Earnings

    (000's except per share data)

	Three months ended
	September 30,		Percent
	2017	2016	Change
Finance and loan income	$5,442	$6,583	(17.3)%
Investment interest income	789	661	19.4%
Total interest income	6,231	7,244	(14.0)%

Interest expense on deposits and borrowings	1,246	1,938	(35.7)%

Net interest income	4,985	5,306	(6.0%
Provision for credit losses	(500)	300	(266.7)%
Net interest income after provision for credit losses	5,485	5,006	9.6%

Non-interest income
Operating and sales-type lease income	606	584	3.8%
Gain on sale of loans, leases and leased property	261	234	11.5%
Other fee income	83	97	(14.4)%
Total non-interest income	950	915	3.8%

Non-interest expenses
Compensation and employee benefits	1,806	1,887	(4.3)%
Occupancy	172	174	(1.1)%
Professional and IT services	276	288	(4.2)%
FDIC and regulatory fees	98	154	(36.4)%
Other	221	182	21.4%
Total non-interest expenses	2,573	2,685	(4.2)%

Earnings before income taxes	3,862	3,236	19.3%

Income taxes	1,567	1,278	22.6%

Net earnings	$2,295	$1,958	17.2%

Basic earnings per common share	$0.22	$0.19	17.2%
Diluted earnings per common share	$0.22	$0.19	17.2%

Weighted average common shares outstanding	10,284	10,280
Diluted number of common shares outstanding	10,284	10,280

    CALIFORNIA FIRST NATIONAL BANCORP

    Consolidated Balance Sheets

    (000’s)

	September 30,	June 30,	Percent	December 31,	Percent
	2017	2017	Change	2016	Change
ASSETS
Cash and short term investments	$63,240	$96,055	(34.2)%	$91,071	(30.6)%
Investment securities	105,868	99,790	6.1%	93,995	12.6%
Net receivables	1,199	840	42.7%	1,463	(18.0)%
Property for transactions in process	24,886	17,101	45.5%	34,388	(27.6)%
Loans held for sale	25,470	-	n/a	-	n/a
Net investment in leases	185,084	190,798	(3.0)%	202,221	(8.5)%
Commercial loans	219,460	306,009	(28.3)%	450,167	(51.2)%
Income tax receivable	991	1,088	(8.9)%	98	911.2%
Other assets	3,207	3,625	(11.5)%	5,100	(37.1)%
Discounted lease rentals assigned to lenders	111	279	(60.2)%	1,841	(94.0)%
	$629,516	$715,585	(12.0)%	$880,344	(28.5)%

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$1,274	$1,087	17.2%	$2,166	(41.2)%
Deferred income taxes, net	7,305	5,569	31.2%	7,997	(8.7)%
Deposits	377,936	468,634	(19.4)%	633,112	(40.3)%
Borrowings	40,000	40,000	0.0%	40,000	0.0%
Other liabilities	4,051	3,882	4.4%	4,224	(4.1)%
Non-recourse debt	111	279	(60.2)%	1,841	(94.0)%
Total liabilities	430,677	519,451	(17.1)%	689,340	(37.5)%
Stockholders' Equity	198,839	196,134	1.4%	191,004	4.1%
	$629,516	$715,585	(12.0)%	$880,344	(28.5)%